BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON DECEMBER 15, 2016

1.            Date, Time and Place: Held on December 15, 2016, at 09:00 hours, in the office of BRF S.A. (“Company”), located at Rua Hungria Nº 1.400, 5th floor, Room 5F, in São Paulo City, state of São Paulo.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The meeting was duly called and held within the terms of article 21 of the Company´s Bylaws, with a majority of members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Aldemir Bendine, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Henri Philippe Reichstul, Vicente Falconi Campos and Walter Fontana Filho.

4.            Agenda: (i) Sadia Hala Project; (ii) Guarantee HSBC Bank PLC; (iii) MENA Transporter Contract; (iv) Amendments to Packaging Supply Contracts; (v) Diesel Project, (vi) Protein Acquisition Contracts and (vii) Founding of BRF Hong Kong LLC.

5.           Resolutions: The members of the Board of Directors:

5.1.      Sadia Halal Project. In accordance with article 23 of the Bylaws, approved, within the context of the restructuring project of the halal market operations, which foresees the amalgamation of the halal productive and distribution processes in a corporation to be founded by the Company (“Project”): (i) the corporate restructuring involving the corporations controlled by the Company domiciled in the halal markets and in Austria and the separation of the assets to SHB Comércio e Indústria de Alimentos S.A. (“SHB”); (ii) the ratification of the incorporation of a subsidiary in Luxemburg, in the form of a limited liability company, and the election of the management of SHB and the other corporations involved in the Project; (iii) the transfer and licensing of certain brands within the context of the Project; and (iv) the signing of the contracts relating to the supply and sharing of the intercompanies cost.

5.2.      Guarantee HSBC Bank PLC. In accordance with article 23 (xxviii) of the Bylaws, approved the issue of a letter of guarantee by the Company in favor of HSBC Bank PLC, with the purpose of assuring the obligations assumed by the subsidiaries BRF Global GmbH, BRF Foods Limited Liability Company, BRF BV, BRF Holland BV, BRF UK Ltd and BRF Wrexham Ltd., limited to the amount of EUR180,000,000.00 (one hundred and eighty million euros).

Página 1 de 3

BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON DECEMBER 15, 2016

5.3.      Amendment to MENA Transporter Contract. In accordance with article 23 (xxxvi) of the Bylaws, approved the signing of a contractual amendment with Massar Solutions PJSC, to extend the contractual deadline.

5.4.      Amendments to Packaging Supply Contracts. In accordance with article 23 (xxxvi) of the Bylaws, approved the signing of 3 (three) contractual amendments with Bemis Paranaguá, Emplal 3 Lagoas and Emplal Nordeste for the supply of rigid plastic packaging for margarines, amounting to approximately R$162,000,000 (one hundred and sixty-two million Reais).

5.5.      Diesel Project. In accordance with article 23 (xxxvi) of the Bylaws, approved the signing of the contracts with Raízen Combustíveis S.A. for the supply, construction and operation of gas filling stations to supply the fleet of trucks used by the Company.

5.6.      Protein Acquisition Contracts. In accordance with article 23 (xxxvi) of the Bylaws, approved the signing of the purchase and sales contract with Solae do Brasil Indústria e Comércio de Alimentos, to acquire soybean protein for human nutrition, amounting to approximately R$82,140,000.00 (eighty-two million, one hundred and forty thousand Reais).

5.7.      Founding of BRF Hong Kong LLC. In accordance with article 23 (vii) of the Bylaws, approved the founding of the above-named corporation in Hong Kong.

The Company Directors are hereby authorized to carry out all and any acts and sign all and any documents needed for the implementation of the resolutions now approved.

6.           Documents Filed at the Company: The documents related to the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company´s head office.

5.            Approval and Signing of the Minutes: There being no other matters to discuss, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read by all and found correct, were signed. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Messieurs Abilio dos Santos Diniz, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

Página 2 de 3

BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON DECEMBER 15, 2016

I certify that the present minutes are a faithful and true copy of the original which is filed in Book Number 5, pages 116 to 118, of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

Página 3 de 3